SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549




                                   FORM 8-K



                                CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported):  September 19, 1997




                CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XIII
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            (Exact name of registrant as specified in its charter)




     Illinois                       0-12791                  36-3207212
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(State or other)                 (Commission             (IRS Employer
 Jurisdiction of                 File Number)             Identification No.)
 Organization



             900 N. Michigan Avenue, Chicago, Illinois  60611-1575
             -----------------------------------------------------
                    (Address of principal executive office)




Registrant's telephone number, including area code:  (312) 915-1987
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                             FIRST TENNESSEE PLAZA

                             Knoxville, Tennessee
                             ---------------------


ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS. On September 19, 1997, Carlyle Real Estate Limited Partnership - XIII (the "Partnership") sold the land, related improvements, and personal property of the First Tennessee Plaza Office Building (Plaza Tower) (collectively, the "Property") located in Knoxville, Tennessee. The purchaser, Parkway Properties, L.P., a Delaware limited partnership, is not affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiations. The Property primarily consists of a 27-story office building which contains approximately 382,000 square feet of office space and 36,000 square feet of retail space. Occupancy at the Property was approximately 92% at the date of sale.

     The sale price of the Property (pursuant to a contract entered into in August, 1997) was $29,200,000 (before selling costs, broker commissions and prorations of approximately $2,176,000) all of which was paid in cash at closing. The Partnership used a substantial portion of the proceeds to repay the existing mortgage note, including accrued interest and prepayment fees (as defined), of approximately $15,079,000. The sale is expected to result in a gain in 1997 to the Partnership of approximately $6,200,000 for financial reporting purposes and approximately $21,100,000 for Federal income tax purposes. In addition, in connection with the sale of this property and as is customary in such transactions, the Partnership agreed to certain representations and warranties, with a stipulated survival period which expires December 15, 1997. Although it is not expected, the Partnership may ultimately have some liability under such representations and warranties.

     The Partnership Agreement provides that the General Partners shall receive as a distribution of the proceeds (net after expenses and liabilities and retained working capital) from the sale or refinancing of a real property of up to 3% of the selling price of a property, and that the remaining net proceeds for any property sold be distributed 85% to the Holders of Interests and 15% to the General Partners. However, prior to such distributions being made, the Holders of Interests are entitled to receive 99% of net sale or refinancing proceeds and the General Partners are entitled to receive 1% until the Holders of Interests (i) have received cumulative cash distributions from the Partnership's operations which, when combined with net sale or refinancing proceeds previously distributed, equal a 6% annual return on the Holders' average capital investment for each year (their initial capital investment as reduced by net sale or refinancing proceeds previously distributed) and (ii) have received cash distributions of net sale or refinancing proceeds in an amount equal to the Holders' aggregate initial capital investment in the Partnership. If upon the completion of the liquidation of the Partnership and the distribution of all Partnership funds, the Holders of Interests have not received the amounts in (i) and (ii) above, the General Partners will be required to return all or a portion of the 1% distribution of net sale or refinancing proceeds described above in an amount equal to such deficiency in payments to the Holders of Interests pursuant to (i) and (ii) above. The Holders of Interests have not received and are not expected to receive distributions to the levels of (i) and (ii) above. Therefore, no portion of the sale proceeds will be distributed to the General Partners at this time.




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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a)   Financial Statements.  Not applicable.

      (b)   Pro Forma Financial Information - Narrative.

                 As a result of the sale of the Property, after September 19, 1997, there will be no further rental income, interest income, mortgage and other interest, property operating expenses or amortization of deferred expenses recorded for the Property in the consolidated financial statements of the Partnership. For the six months ended June 30, 1997, the Partnership's consolidated financial statements reflected rental income, interest income, mortgage and other interest, property operating expenses and amortization of deferred expenses of approximately $10,844,000, $202,000, $5,311,000, $6,344,000 and $457,000, respectively. Rental income, interest income, mortgage and other interest, property operating expenses and amortization of deferred expenses included for the six months ended June 30, 1997, in the Partnership's consolidated financial statements relating to the Property were approximately $3,030,000, $2,000, $672,000, $1,442,000 and $130,000, respectively. Such operating results reflected the classification of the Property as held for sale or disposition as of December 31, 1996, and therefore, not subject to continued depreciation as of such date. Also, as a result of the sale of the Property, there are no further assets and liabilities related to the Property, which at June 30, 1997 consisted of land, building and improvements (net of accumulated depreciation) of approximately $21,165,000; accrued rents receivable of approximately $140,000; deferred expenses of approximately $704,000; current liabilities of approximately $1,684,000 and non-current liabilities of approximately $14,951,000.

      (c)   Exhibits

              10.1. Purchase Agreement between Carlyle Real Estate Limited Partnership - XIII and Parkway Properties, L.P. dated August 20, 1997.

              10.2. Extension of closing date related to the Purchase Agreement between Carlyle Real Estate Limited Partnership - XIII and Parkway Properties, L.P. dated September 3, 1997.






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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                        CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XIII

                        BY:   JMB Realty Corporation
                              (Corporate General Partner)



                              By:   GAILEN J. HULL
                                    Gailen J. Hull
                                    Senior Vice President
                                    Principal Accounting Officer












Dated:  October 3, 1997